Exhibit 99.1
701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports Fiscal 2009 Second Quarter Financial Results
EPS of $0.30 versus $0.14 Last Year on Record Revenue of $27.6 Million

RONKONKOMA, NY – September 9, 2008 – Lakeland Industries, Inc. (NASDAQ: LAKE), a leading manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels,  today announced financial results for its second quarter and six months ended July 31, 2008.

Financial Results Highlights and Recent Company Developments

▪	Revenue rose to $27.6 million – representing the highest quarterly revenue in Company’s history and growth of 27% over last year’s fiscal second quarter
▪	Demonstrating increased sales through internal initiatives and acquisitions
▪	Margins improved primarily due to the inclusion of Brazil, with a 56% gross margin, and the non-inclusion of last year’s sales rebate on Tyvek (which impacted 2Q08 results)
▪	Operating Profit increased 140% over 2Q08
▪	International Sales Growth Continues
o	Brazil Acquisition closed in May -- operations included in fiscal second quarter were:
▪	Sales of $3.1 million
▪	Net income of $0.6 million net of additional expenses in the US
▪	Accretive to EPS by $0.10
▪	Progress made with new product introductions and marketing initiatives

“This quarter again showed that Lakeland is clearly making progress in its overseas expansion and in translating that growth into strong bottom line results,” said Christopher J. Ryan, President and CEO.  “After successfully completing the initial phases of integrating our Brazilian acquisition, we are pleased to report that the operations there are meeting our expectations – with gross margins continuing to rise and new sales channels accelerating our market penetration.  At the same time, we are preparing for our entry into Russia and other former Soviet states, while evaluating new products and expanding our manufacturing footprint in China.  In addition, our Indian operation commenced production this quarter and is presently shipping our new line of chemically-resistant gloves to our sales and warehousing facilities in Chile, Canada, the UK, China, and the U.S., effectively positioning the Company to take advantage of regional demand and favorable international trade policies.”

“Our overall strategy – to manage costs domestically while rapidly expanding overseas – remains intact, and we are constantly reviewing all major markets to rapidly deploy assets where appropriate to maximize returns to our shareholders.   While we delivered an impressive 27% increase in overall quarter-over-quarter revenues, our internally generated growth initiatives have led to the highest level of increased sales in the Company’s recent history with an improvement of 13% in the latest quarter as compared to the prior year, excluding Brazil. We continue to see excellent top-line and bottom-line growth in fiscal 2009 and the years to come outside of the U.S.”

Financial Results for Three Months Ended July 31, 2008 as Compared with the Three Months Ended July 31, 2007

Net sales were a record $27.6 million in the second quarter of 2009, up 27% from the $21.7 million posted in the comparable 2008 period.  The increase in revenue was primarily due to foreign expansion.  Brazil sales included in the current quarter were $3.1 million, reflecting the Company’s recent acquisition. External sales from China increased by $0.9 million, or 123%, driven by sales to the Company’s Australian distributor.  Canadian sales, UK sales, and Chile sales increased by 10%, 13%, and 93%, respectively.  U.S. domestic sales increased by $1.3 million or 7% as new product introductions in all of the Company’s domestic divisions begin to take hold.

Gross profit increased by $3.0 million, or 57%, to $8.2 million for the second quarter of 2009, as compared with $5.2 million for the same period in 2008.  Gross profit as a percentage of net sales rose to 29.6% for the quarter ended July 31, 2008, up from 23.9% last year.  This improvement was primarily due to the inclusion of Brazilian operations with a 56% gross profit and the end of the prior year’s sales rebate program to meet competitive conditions, offset slightly by losses in India resulting from delayed start up conditions. Operating profit increased by $1.3 million, or 140%, to $2.2 million, versus $0.9 million recorded in the second quarter of fiscal 2008.  Operating income as a percentage of net sales increased to 8.0% for the second quarter of 2009, up from 4.2% for the same period in fiscal 2008.  The improvement in operating profit and margins is due to the increased level of total revenues including high margin contributions from Brazil, the use of lower-cost raw materials, new product introductions, new customers, the Mexican restructuring program in 2008, and the end of the rebate program initiated early in fiscal year 2008.

Interest expenses increased by $.20 million for the three months ended July 31, 2008 as compared to the three months ended July 31, 2007 due to higher borrowing levels outstanding mainly due to the funding for the Brazil acquisition, partially offset by lower interest rates in the current year.  Net income for the second quarter of FY09 was $1.6 million, compared with $0.8 million for the second quarter of fiscal 2008.  Earnings per share for the second quarter of fiscal 2009 was $0.30, an increase of 114% as compared with $0.14 for the second quarter of fiscal 2008.

Financial Results for Six Months Ended July 31, 2008 as Compared with the Six Months Ended July 31, 2007

Net sales increased $7.5 million, or 15.9%, to $54.8 million for the six months ended July 31, 2008 from $47.3 million for the six months ended July 31, 2007.  The net increase was mainly due to international growth. Gross profit increased $4.4 million or 41.6% to $14.8 million for the six months ended July 31, 2008 from $10.5 million for the six months ended July 31, 2007.  Gross profit as a percentage of net sales increased to 27.1% in fiscal 2009 from 22.1% in fiscal 2008, primarily due to the inclusion of Brazilian operations, the end of the prior year’s sales rebate program to meet competitive conditions, and favorable claims experience in our medical insurance program. Operating profit increased 91% to $3.6 million for the six months ended July 31, 2008 from $1.9 million for the six months ended July 31, 2007.  Year-to-date, the Company had an operating margin of 6.6%, versus 4.0% last year.

Interest expenses increased to $0.4 million for the six months ended July 31, 2008 as compared to $0.1 million in the six months ended July 31, 2007 due to higher borrowing levels outstanding, mainly due to the funding for the Brazil acquisition, partially offset by lower interest rates in the current year. Net income increased $1.2 million, or 85%, to $2.5 million for the six months ended July 31, 2008 from $1.4 million for the six months ended July 31, 2007.

Conference Call
Lakeland will host a conference call at 10:00 AM (EDT) on September 9, 2008 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO.  Investors can listen to the call by dialing 877-723-9523 (Domestic) or 719-325-4758 (International), Passcode:  4538960.

For a replay of this call dial 888-203-1112 (Domestic) or 719-457-0802 (International), Passcode: 4538960.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2008	2008
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$4,266	$3,428
Accounts receivable, net	17,280	14,928
Inventories	48,396	48,116
Deferred income taxes	1,998	1,970
Other current assets	2,643	1,828
Total current assets	74,582	70,269

Property and equipment, net	14,446	13,325
Goodwill	10,969	871
Other assets	1,130	157
	$101,128	$84,623

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,602	$3,313
Accrued expenses and other current liabilities	2,890	1,684
Total current liabilities	7,492	4,997
Borrowing under revolving credit facility	20,311	8,871
Construction loan payable	1,802	1,882
Other non current liabilities	300	-----
Total liabilities	29,905	15,750

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,523,288 and 5,521,824 shares at July 31, 2008
and at January 31, 2008, respectively	55	55
Other comprehensive income (loss)	840	(36)
Less treasury stock, at cost, 102,587 shares at
July 31, 2008 and 0 shares at January 31, 2008	(1,201)	-----
Additional paid-in capital	49,370	49,212
Retained earnings	22,159	19,642
Total stockholders' equity	71,223	68,873
Total liabilities and stockholder's equity	$101,128	$84,623

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net sales	27,565	$21,732	54,845	$47,328

Cost of goods sold	19,404	16,538	40,006	36,845

Gross profit	8,161	5,194	14,840	10,483

Operating expenses	5,967	4,278	11,198	8,574

Operating profit	2,194	915	3,642	1,910

Interest and other income, net	56	82	86	125

Interest expense	(254)	(58)	(353)	(111)

Income before income taxes	1,996	940	3,374	1,924

Provision for income taxes	371	173	857	561

Net income	1,625	$767	2,518	$1,363

Net income per common share*:
Basic	$0.30	$0.14	$0.46	$0.25
Diluted	$0.30	$0.14	$0.46	$0.25

Weighted average common
shares outstanding*:
Basic	5,421,520	5,522,604	5,454,209	5,522,214
Diluted	5,459,191	5,543,407	5,490,690	5,540,906
* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2005 and April 30, 2006.